Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

HARTFORD SCHRODERS SECURITIZED OPPORTUNITIES FUND

This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del.C. § 3801 et seq.).

FIRST:        The name of the statutory trust formed hereby is “Hartford Schroders Securitized Opportunities Fund” (the “Trust”).

SECOND:        The name and address of the Trust’s registered agent for service of process in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, which is located in the County of New Castle.

THIRD:        The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH:        The address of the registered office of the Trust in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, which is located in the County of New Castle.

FIFTH:        Notice is hereby given that the Trust shall consist of one or more series. As provided in the governing instrument of the Trust, (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof; and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other series of the Trust or with respect to the Trust generally that have not been allocated to a specified series shall be enforceable against the assets of such specified series.

SIXTH:        This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being the sole initial trustee of the Trust, has duly executed this Certificate of Trust as of the 22nd day of February 2019.

By:	/s/ Alice A. Pellegrino
Name:	Alice A. Pellegrino
Title:	Trustee